WORKSTREAM ANNOUNCES TERMINATION
OF MERGER AGREEMENT WITH EMPAGIO

Maitland, Florida- June 13, 2008 - Workstream Inc., ™ (Nasdaq: WSTM), a leading provider of on-demand compensation, performance and talent management solutions, today announced that it terminated its Agreement and Plan of Merger dated February 12, 2008 with Empagio Acquisition LLC and SMB Capital Corporation, a wholly-owned subsidiary of Empagio, pursuant to the terms of the merger agreement. The notice of termination that was delivered to Empagio also demands the payment to Workstream of a $5,000,000 termination fee from Empagio pursuant to the terms of the merger agreement.

About Workstream

Workstream provides on-demand compensation, performance and talent management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream’s TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With offices across North America, Workstream services customers including Chevron, Kaiser Permanente and Wells Fargo. For more information visit www.workstreaminc.com or call Jay Markell, Chief Financial Officer at: 407-475-5500.

Cautionary Note Regarding Forward Looking Statements

Workstream has made in this release, and from time to time may otherwise make, “forward-looking statements” (as that term is defined under federal securities laws) concerning future events and expectations, and future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of the occurrence of future events and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual events or results could differ materially from those currently anticipated due to a number of factors, both known and unknown. Workstream assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.